EXHIBIT 99.1

Shenandoah Telecommunications Company Realigns Management Structure

New Structure Organized Around Three Complementary Business Lines: Wireless, Cable and Wireline

EDINBURG, Va., Aug. 26, 2013 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company ("Shentel") (Nasdaq:SHEN) announces an organizational realignment to better focus on its three lines of business and meet the needs of its customers.

"Over the past several months we have been evaluating all aspects of our business," said Christopher French, President and Chief Executive Officer. "In order to continue growing all of our business segments, we have realigned our management structure to provide more focus on each business and to push additional functions and decision-making closer to customers. Shentel has historically been organized functionally, but the new organization will primarily be organized around our Wireless, Cable and Wireline business. We will retain certain functional areas such as Information Technology, Accounting and Finance, and Human Resources which will continue to support all three lines of business."

With these changes, the responsibilities for three senior executives have changed as follows:

  Thomas A. Whitaker has been named Vice President - Cable, and has responsibility for cable marketing, sales, and operations. Tom previously held the position of Vice President - Operations.
  Edward H. McKay has been named Vice President – Wireline & Engineering, and has responsibility for wireline sales, marketing and operations while retaining the responsibilities he held as Vice President - Engineering & Planning.
  William L. Pirtle has been named Vice President – Wireless, and has responsibility for wireless marketing, sales, network operations, site acquisition, and tower leasing. Willy previously held the position of Vice President – Sales & Marketing.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States. The Company's services include: wireless voice and data; cable video, internet and voice; fiber network and services; and local and long distance telephone. Shentel is the exclusive personal communications service ("PCS") Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia and West Virginia. For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACT: Earle MacKenzie
         Shenandoah Telecommunications Company
         540-984-5192
         Earle.MacKenzie@emp.shentel.com

         John Nesbett/Jennifer Belodeau
         Institutional Marketing Services (IMS)
         203-972-9200
         jnesbett@institutionalms.com